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EXHIBIT 10.6

                            RELEASE OF STOCK OPTIONS


         This Release of Stock Options is executed this the 5th day of June, 2000 by C. Roger Jones ("Jones") for the benefit of and in favor of ADVA International, Inc., formerly known as Advanced Medical Products, Inc., a Delaware corporation (the "Corporation").

         WHEREAS, Jones is the grantee of certain options (the "Options") to purchase common stock of the Corporation pursuant to the Amended and Restated Stock Option Plan of the Corporation; and

         WHEREAS, the Options presently have no value to Jones, as the exercise price substantially exceeds the market price of the underlying common stock; and

         WHEREAS, Jones has agreed to release the Options in furtherance of a transaction pursuant to which the Corporation will engage in a share exchange with the shareholders of Global Information Group USA Inc., a Delaware corporation, from which transaction Jones expects to benefit as a shareholders of the Corporation.

         NOW, THEREFORE, in consideration of the foregoing premises and other valuable consideration as set forth herein, Jones does hereby release and quit-claim in favor of the Corporation any interest Jones may have in the Options. Jones acknowledges that, effective upon the execution of this Release, he has no further option or right to acquire any class of the capital stock of the Corporation.

         IN WITNESS WHEREOF, Jones has executed this Release under seal effective as of the date first set forth above.


         /s/ C. Roger Jones
         -------------------
         C. Roger Jones